Exhibit 99.1

Preferred Apartment Communities, Inc. Announces Extension of Management Agreement with Preferred Apartment Advisors, LLC
Atlanta, GA, June 6, 2016

Preferred Apartment Communities, Inc. (NYSE: APTS), or the Company, today announced that it has extended the term of its management agreement with its external advisor, Preferred Apartment Advisors, LLC, or PAA. The terms of the extension were negotiated between PAA and the Conflicts Committee of the Company's Board of Directors, which committee consists solely of independent directors of the Company. The Conflicts Committee engaged Duff & Phelps, LLC, a nationally recognized provider of valuation and corporate financial advisory services, as its independent financial advisor. Pursuant to its engagement, Duff & Phelps issued a fairness opinion which concluded that the financial terms of the amended management agreement are fair, from a financial point of view, to the Company. Following the recommendation of the Conflicts Committee, the full Board of Directors of the Company unanimously approved the amended management agreement. John A. Williams, the Chairman of the Board and Chief Executive Officer of the Company, stated, "I believe that the execution of this management agreement extension provides significant stability for our ongoing business philosophy, strategy and operations for the benefit of all of the Company's stockholders."

The original management agreement was entered into concurrently with the Company's initial public offering in April 2011 and had a term of five years, followed by successive one-year terms unless either party terminated the agreement. The amended management agreement has a three-year evergreen term. There were no material changes to the overall fees payable to PAA for its services in the ordinary course of business and the Company retains the right to terminate PAA for cause. In consideration of, among other things, PAA irrevocably giving up its right to receive a promoted distribution payment upon the disposition of PAC's real estate assets, the amended agreement provides for a payment to PAA upon a termination of the agreement in certain circumstances other than for cause. The termination payment equals three times the trailing 12-months' recurring fees, declining to two and one-half times on January 1, 2018. PAA's right to receive this termination payment, however, ceases in the event PAA is sold to an unaffiliated third party without the consent of a majority of the independent directors of the Company. In addition, in the event of certain occurrences such as a change of control of the Company or a sale of all or substantially all of the assets of the Company, PAA has a right to terminate the management agreement, in which case PAA will have the right to receive the termination payment described above and to have indebtedness then owing to the Company under any line of credit facility forgiven, with the outstanding principal balance so forgiven capped at $15 million.

About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of our business strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make real estate related loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the construction of multifamily communities and other properties. As a secondary strategy, we also may acquire or originate senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest not more than 20% of our assets in other real estate related investments such as grocery-anchored shopping centers, senior mortgage loans, subordinate loans or mezzanine debt secured by interests in grocery-anchored shopping centers, membership or partnership interests in grocery-anchored shopping centers and other grocery-anchored shopping center related assets as determined by our manager as appropriate for us. Preferred Apartment Communities, Inc. has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, commencing with its tax year ended December 31, 2011.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of forward-looking terminology such as "may", "trend", "will", "expects", "plans", "estimates", "anticipates", "projects", "intends", "believes", "goals", "objectives", "outlook" and similar expressions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, those disclosed in PAC's filings with the Securities and Exchange Commission. PAC undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Additional Information

The SEC has declared effective the registration statement (including prospectus) filed by the Company for each of the offerings to which this communication may relate. Before you invest, you should read the final prospectus, and any prospectus supplements, forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering to which this communication may relate. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement to which this communication may relate. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, International Assets Advisory, LLC with respect to the Company's Follow-On Offering, will arrange to send you a prospectus if you request it by calling Leonard A. Silverstein at (770) 818-4100, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

The final prospectus for the Follow-On Offering, dated October 11, 2013, can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1481832/000148183213000128/a424b3prospectus900m.htm

SOURCE: Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc.
Leonard A. Silverstein 770-818-4147
President and Chief Operating Officer
Email: lsilverstein@pacapts.com